Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of OccuLogix, Inc. (the “Company’) of our report dated March 14, 2008 (except for note 23 as to which the date is July 18, 2008) with respect to the consolidated financial statements as of December 31, 2007 and for the two year period then ended and financial statement schedule of the Company, included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

June 16, 2009	/s/ Ernst & Young LLP
Toronto, Canada	Chartered Accountants
Licensed Public Accountants